Exhibit 4.1

STOCK ISSUANCE AGREEMENT

This Stock Issuance Agreement (“Agreement”) is entered into as of October 25, 2024, by and between Zentalis Pharmaceuticals, Inc., a Delaware corporation having offices at 10275 Science Center Drive, Suite 200, San Diego, CA 92121 (“Zentalis”), and Immunome, Inc. a Delaware corporation having an office at 18702 North Creek Parkway, Suite 100, Bothell, WA 98011 (“Immunome”). The capitalized terms used herein and not otherwise defined have the meanings given to them in Appendix 1 or the Purchase Agreement.

Recitals

Subject to and in accordance with the terms and provisions of this Agreement, Immunome has agreed to issue, and Zentalis has agreed to acquire, 1,805,502 shares (the “Shares”) of Immunome’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to that certain Asset Purchase Agreement, by and between Immunome and Zentalis, dated as of the date hereof (the “Purchase Agreement”), the value of which Immunome has determined as of the date hereof exceeds the par value of the Shares to be issued hereunder.

Agreement

For good and valuable consideration, the Parties agree as follows:

Section 1.               Stock Issuance

1.1            Issuance and Acquisition of Stock. Subject to the terms and conditions of this Agreement, at the closing of the issuance of the Shares hereunder (the “Closing”), Immunome will issue to Zentalis, and Zentalis will acquire from Immunome, the Shares as partial consideration for the Purchased Assets acquired by Immunome from Zentalis pursuant to the Purchase Agreement.

Book Entry. Upon the Closing, Immunome shall instruct its transfer agent to register the Shares in book entry form in Zentalis’s name on Immunome’s share register and shall cause its transfer agent to prepare and deliver to Zentalis an account statement reflecting the issuance as promptly as possible following the Closing.

Section 2.               Representations and Warranties of Immunome

Except as otherwise specifically contemplated by this Agreement, Immunome hereby represents and warrants as of the date hereof to Zentalis that:

2.1            Private Placement. Neither Immunome nor any person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act. Subject to the accuracy of the representations and warranties made by Zentalis in Section 3, the Shares will be issued and sold to Zentalis in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration and qualification requirements of all applicable securities laws of the states of the United States. Immunome has not engaged any brokers, finders or agents, or incurred, or will incur, directly or indirectly, any liability for brokerage or finder’s fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

2.2            Organization and Qualification. Immunome is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as currently conducted. Immunome is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have (i) a material adverse effect on the business, assets, liabilities, financial condition, results of operations, or stockholders’ equity of Immunome and its subsidiaries, taken as a whole, or (ii) materially affect the validity of the Shares or the legal authority of Immunome to comply in all material respects with this Agreement (clauses (i) and (ii), a “Material Adverse Effect”).

2.3            Subsidiaries. Each direct or indirect subsidiary of Immunome that owns any assets material to Immunome has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its business as presently conducted. Each subsidiary is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Immunome. All of the issued and outstanding capital stock or other equity or ownership interests of each subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned by Immunome, directly or through subsidiaries, free and clear of any encumbrances or preemptive and similar rights to subscribe for or purchase securities.

2.4            Authorization; Enforcement. Immunome has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Immunome and the consummation by it of the transactions contemplated hereby (including the issuance of the Shares at the Closing in accordance with the terms hereof) have been duly authorized by the Board and no further consent or authorization of Immunome, the Board, or its stockholders is required. This Agreement has been duly executed by Immunome and constitutes a legal, valid and binding obligation of Immunome enforceable against Immunome in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

2.5            Issuance of Shares. The Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights or other similar rights of stockholders of Immunome.

2.6            SEC Documents, Financial Statements

(a)            All material statements, reports, schedules, forms and other documents required to have been filed by Immunome or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the statements, reports, schedules, forms and other documents filed by Immunome with the SEC since January 1, 2022 (the “SEC Documents”) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 2.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)            The financial statements (including any related notes) contained or incorporated by reference in the SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-Q under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Immunome and its consolidated subsidiaries as of the respective dates thereof and the results of operations and cash flows of Immunome and its consolidated subsidiaries for the periods covered thereby. Other than as expressly disclosed in the SEC Documents filed prior to the date of this Agreement, there has been no material change in Immunome’s accounting methods or principles that would be required to be disclosed in Immunome’s financial statements in accordance with GAAP. The books of account and other financial records of Immunome and each of its subsidiaries are true and complete in all material respects.

(c)            As of the date of this Agreement, Immunome is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable current listing and governance rules and regulations of Nasdaq.

2.7            Internal Control; Disclosure Controls and Procedures.

(a)            Immunome maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect Immunome’s transactions and dispositions of assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Board and (iv) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Immunome’s assets that could have a material effect on Immunome’s financial statements. Immunome has evaluated the effectiveness of its internal control over financial reporting as of December 31, 2023, and, to the extent required by applicable Law, presented in any applicable Immunome SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Immunome has disclosed, based on its most recent evaluation of internal control over financial reporting, to Immunome’s auditors and the audit committee of the Board (A) all significant deficiencies and material weaknesses, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Immunome’s ability to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Immunome’s or its subsidiaries’ internal control over financial reporting. Immunome has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Immunome’s internal control over financial reporting.

(b)            Immunome maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Immunome in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Immunome’s management as appropriate to allow timely decisions regarding required disclosure.

2.8            Capitalization and Voting Rights.

(a)            The authorized capital of Immunome as of the date hereof consists of: (i) 300,000,000 shares of Common Stock of which, as of October 18, 2024, (w) 60,479,634 shares were issued and outstanding, (x) 4,088,128 shares were reserved for issuance pursuant to Immunome’s equity incentive plans (including its stock purchase plan), (y) 12,230,684 shares were issuable upon the exercise of stock options outstanding, and (z) no shares were issuable upon exercise of outstanding warrants, and (ii) 10,000,000 shares of Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock (A) have been duly authorized and validly issued, (B) are fully paid and non-assessable and (C) were issued in material compliance with all applicable federal and state securities laws and not in violation of any preemptive rights.

(b)            All of the authorized shares of Common Stock are entitled to one (1) vote per share.

(c)            Immunome is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of Immunome or the giving of written consents by a stockholder or director of Immunome.

2.9            No Conflicts; Government Consents and Permits.

(a)            The execution, delivery and performance of this Agreement by Immunome and the consummation by Immunome of the transactions contemplated hereby (including the issuance of the Shares) will not (i) conflict with or result in a violation of any provision of Immunome’s Amended and Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which Immunome or any of its subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and regulations of any self-regulatory organizations) applicable to Immunome, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have a Material Adverse Effect on Immunome or result in a liability for Zentalis.

(b)            Immunome is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue and sell the Shares in accordance with the terms hereof other than such as have been made or obtained, and except for (i) any post-closing filings required to be made under federal or state securities laws, and (ii) any required filings or notifications regarding the issuance or listing of additional shares with Nasdaq.

2.10            Litigation. Except for such matters as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of Immunome, threatened against Immunome or any of its subsidiaries or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Immunome or any of its subsidiaries. The aggregate of all pending legal or governmental proceedings to which Immunome or any of its subsidiaries is a party to or of which any of their respective property or assets is the subject of that are not described in the SEC Documents, including ordinary routine litigation incidental to the business, would not reasonably be expected to have a Material Adverse Effect.

2.11            Licenses/Compliance with Laws. Immunome possesses all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct its business, and Immunome has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

2.12            Intellectual Property. Immunome owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary to Immunome in the conduct of its business as now conducted and as presently proposed to be conducted (the “Immunome Intellectual Property”) without, to Immunome’s knowledge, any conflict with, or infringement of, the rights of others. Except as described in the SEC Documents, (a) to Immunome’s knowledge, there are no rights of third parties to any Immunome Intellectual Property owned by Immunome; (b) to Immunome’s knowledge, there is no material infringement by third parties of any Immunome Intellectual Property; (c) there is no pending, or to Immunome’s knowledge, threatened action, suit, proceeding or claim by others challenging Immunome’s rights in or to any such Immunome Intellectual Property, and, to Immunome’s knowledge, Immunome is aware of no factual basis for any such claim; and (d)  there is no pending or, to Immunome’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Immunome Intellectual Property, including interferences, oppositions, inter partes reviews, reexaminations or government proceedings. To Immunome’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by Immunome violates any license or infringes any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements or as described in the SEC Documents, there are no outstanding options, licenses, agreements, claims, encumbrances, security interests, liens or shared ownership interests of any kind relating to any material Immunome Intellectual Property, nor is Immunome bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Immunome has not received any written communications alleging that Immunome has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, or copyrights of any third party.

2.13            Taxes and Tax Returns. Immunome and each of its subsidiaries have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No written claim has ever been made by any Governmental Authority in any jurisdiction where Immunome or any of its subsidiaries does not file a particular Tax Return or pay a particular Tax that Immunome or such subsidiary is subject to taxation by that jurisdiction.

2.14            Absence of Certain Changes.  Between the date of the balance sheet of Immunome set forth in its quarterly report on Form 10-Q for the quarter ended June 30, 2024 and the Closing Date, except as disclosed in the Immunome SEC Documents, there has not been any Material Adverse Effect with respect to Immunome.

2.15            Brokers or Finders Fees. No broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s or other similar fee or commission from Immunome in connection with the transactions contemplated by this Agreement or the Purchase Agreement.

2.16            Not an Investment Company. Immunome is not, and as of the Closing Date immediately after receipt of consideration for the Shares, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.17            FCPA. None of Immunome, any of its subsidiaries, any director or officer of any of the foregoing, or, to the knowledge of Immunome, any agent, employee or affiliate of any of the foregoing, is aware of or has knowingly taken or will take any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), or any other applicable anti-corruption or anti-bribery laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other applicable anti-corruption or anti-bribery laws.

2.18            Anti-Money Laundering. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Immunome or any of its subsidiaries with respect to the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder or any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental authority with jurisdiction over Immunome or its subsidiaries is pending or, to the knowledge of Immunome, threatened.

2.19            OFAC. None of Immunome, any of its subsidiaries, any director or officer of any of the foregoing, or, to the knowledge of Immunome, any employee, agent, controlled affiliate or representative of the foregoing, is a person that is, or is owned or controlled by a person that is currently subject to, any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any other applicable sanction laws; and Immunome will not knowingly directly or indirectly use the consideration from this Agreement or the Purchase Agreement, or knowingly lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, to (i) fund or facilitate any activities or business of or with any person that, at the time of such funding or facilitation, is subject to any U.S. sanctions administered by OFAC or any other applicable sanctions laws or (ii) in any other manner that will result in a violation of any U.S. sanctions administered by OFAC or any other applicable sanctions laws by any person.

2.20            Regulatory Permits. Except as would not, individually or in the aggregate, result in a Material Adverse Effect: (i) Immunome is and has been in compliance with statutes, laws, ordinances, rules and regulations applicable to it for the ownership, testing, development, manufacture, packaging, processing, use, labeling, storage, or disposal of any product manufactured by or on behalf of Immunome or out-licensed by Immunome, including without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, et seq., the Public Health Service Act, 42 U.S.C. § 262, similar laws of other Governmental Authorities and the regulations promulgated pursuant to such laws (collectively, “Applicable Laws”); (ii) Immunome possesses all licenses, certificates, approvals, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws and/or for the ownership of its properties or the conduct of its business as described in the SEC Documents (collectively, “Authorizations”) and such Authorizations are valid and in full force and effect and Immunome is not in violation of any term of any such Authorizations; (iii) Immunome has not received any written notice of adverse finding, warning letter or other written correspondence or notice from the U.S. Food and Drug Administration (“FDA”) or any other Governmental Authority alleging or asserting noncompliance with any Applicable Laws or Authorizations; (iv) Immunome has not received notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority or third party alleging that any product, operation or activity is in violation of any Applicable Laws or Authorizations or has any knowledge that any such Governmental Authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding, nor, to the best of Immunome ‘s knowledge, has there been any noncompliance with or violation of any Applicable Laws by Immunome that could reasonably be expected to require the issuance of any such written notice or result in an investigation, corrective action, or enforcement action by FDA or similar Governmental Authority; (v) Immunome has not received notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations or has any knowledge that any such Governmental Authority has threatened or is considering such action; and (vi) Immunome has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete, correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission). To Immunome’s knowledge, none of Immunome or any of its directors, officers, employees or agents, has made, or caused the making of, any false statements on, or material omissions from, any other records or documentation prepared or maintained to comply with the requirements of the FDA or any other Governmental Authority.

2.21            Regulatory Compliance. The studies, tests and preclinical and clinical trials conducted by Immunome have been and, if still pending, are being conducted in all material respects pursuant to all Applicable Laws and Authorizations. Immunome has not received any written notices or correspondence from any Governmental Authority requiring the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Immunome or in which Immunome or its current products or product candidates have participated.

Section 3.               Representations and Warranties of Zentalis

Except as otherwise specifically contemplated by this Agreement, Zentalis hereby represents and warrants as of the date hereof to Immunome that:

3.1            Authorization; Enforcement. Zentalis has the requisite corporate or other similar power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Zentalis has taken all necessary corporate or other similar action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement, this Agreement will constitute a valid and binding obligation of Zentalis enforceable against Zentalis in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

3.2            No Conflicts; Government Consents and Permits.

(a)            The execution, delivery and performance of this Agreement by Zentalis and the consummation by Zentalis of the transactions contemplated hereby (including the issuance of the Shares) will not (i) conflict with or result in a violation of any provision of Zentalis’s Certificate of Incorporation, as amended, or Bylaws, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which Zentalis is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations and regulations of any self-regulatory organizations) applicable to Zentalis, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition, results of operations, or stockholders’ equity of Zentalis and its subsidiaries, taken as a whole.

(b)            Zentalis is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to purchase the Shares in accordance with the terms hereof other than such as have been made or obtained.

3.3            Investment Purpose. Zentalis is purchasing the Shares for its own account and not with a present view toward the public distribution thereof and has no arrangement or understanding with any other persons regarding the distribution of such Shares except as would not result in a violation of the Securities Act. Zentalis will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in accordance with the Securities Act and to the extent permitted by Section 5.1 and Section 5.2.

3.4            Reliance on Exemptions. Zentalis understands that Immunome intends for the Shares to be offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Immunome is relying upon the truth and accuracy of, and Zentalis’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Zentalis set forth herein in order to determine the availability of such exemptions and the eligibility of Zentalis to acquire the Shares.

3.5            Accredited Investor; Access to Information. Zentalis is an “accredited investor” as defined in Regulation D under the Securities Act and is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in shares presenting an investment decision like that involved in the acquisition of the Shares. Zentalis has been furnished with, or otherwise had access to, materials relating to the offer and sale of the Shares, that have been requested by Zentalis, including, without limitation, Immunome’s public filings made available on the SEC’s electronic data gathering and retrieval system (EDGAR) as of the date hereof (the “SEC Documents”), and Zentalis has had the opportunity to review such materials. Zentalis has been afforded the opportunity to ask questions of Immunome. Neither such inquiries nor any other investigation conducted by or on behalf of Zentalis or its representatives or counsel will modify, amend or affect Zentalis’s right to rely on the truth, accuracy and completeness of the SEC Documents and Immunome’s representations and warranties contained in this Agreement.

3.6            Restricted Securities. Zentalis understands that the Shares will be characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Immunome in a private placement under Section 4(a)(2) of the Securities Act and that under such laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances.

Section 4.               Standstill Agreement.

4.1            Prior to the one-year anniversary of the Closing Date (the “Standstill Period”), Zentalis and its subsidiaries will not, directly or indirectly, except as expressly approved or invited by Immunome or otherwise expressly permitted pursuant to this Section 4;

(a)            effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or material assets of Immunome, (ii) any tender or exchange offer, merger, or other business combination involving Immunome, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Immunome, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of Immunome;

(b)            form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to any securities of Immunome;

(c)            otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of Immunome; or

(d)            take any action that would reasonably be expected to require Immunome to make a public announcement regarding any of the types of matters set forth in clause (a) above; or

(e)            enter into any discussions or arrangements with any person with respect to any of the foregoing.

4.2            Zentalis also agrees during the Standstill Period not to request Immunome (or its representatives), directly or indirectly, amend or waive any provision of this Section 4, other than by means of a confidential communication to Immunome’s Chairman of the Board or Chief Executive Officer. Zentalis represents and warrants that, as of the date hereof, neither Zentalis nor any of its subsidiaries owns, of record or beneficially, any voting securities of Immunome, or any securities convertible into or exercisable for any voting securities of Immunome.

4.3            Notwithstanding the provisions set forth in Sections 4.1 and 4.2 (the “Standstill Provisions”), Zentalis and its subsidiaries shall immediately, and without any other action by Immunome, be released from its obligations under the Standstill Provisions if at any time: (a) Immunome executes a definitive agreement with a third party providing for an acquisition (by way of merger, tender offer or otherwise), of more than 50% of Immunome’s outstanding Common Stock or all or substantially all of the consolidated assets of Immunome and its subsidiaries, then (in any of such cases), (b) a third party commences a tender offer seeking to acquire beneficial ownership of more than 50% of Immunome’s outstanding Common Stock and the Board recommends that the stockholders tender their Common Stock in such tender offer (with any acquisition described in (a) and (b) referred to as a “Change of Control Transaction”), or (c) Immunome waives any standstill or similar provision in any other agreement between Immunome and a third party for the explicit purpose of allowing the third party to engage in any Change of Control Transaction. None of (x) the ownership nor purchase by an employee benefit plan of Zentalis or Zentalis’s subsidiaries in any diversified index, mutual or pension fund managed by an independent advisor, which fund in-turn holds, directly or indirectly, securities of Immunome, or (y) transfers or resales of the Shares by Zentalis to any other person in compliance with Section 5, will be deemed to be a breach of Zentalis or its subsidiaries of the standstill obligations under this Section 4. For the avoidance of doubt and notwithstanding any other provision of this Agreement, this Section 4 will not preclude or prohibit the transfer of Shares by Zentalis to any third party or any discussions with any Person in connection with such transfer of Shares.

Section 5.                Transfer, Resale, Legends.

5.1            Transfer or Resale. Zentalis understands that:

(a)            other than as provided by Section 6 hereof, the Shares have not been and are not being registered under the Securities Act or any applicable state securities laws and, consequently, Zentalis may have to bear the risk of owning the Shares for an indefinite period of time because the Shares may not be transferred unless (i) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act; (ii) Zentalis has delivered to Immunome an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Shares are sold or transferred pursuant to Rule 144;

(b)            any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder;

(c)            Immunome acknowledges and agrees that the combination of Zentalis’s acquisition of the Shares pursuant to this Agreement and its rights pursuant to the Purchase Agreement, taken alone and assuming no further acquisitions of Common Stock by Zentalis or any of its subsidiaries or other changes to the relationship of the Parties, does not result in Zentalis’s being an affiliate of Immunome for purposes of Rule 144; and

(d)            subject to receipt from Zentalis by Immunome and Immunome’s transfer agent (the “Transfer Agent”) of customary representations and other documentation reasonably acceptable to Immunome and the Transfer Agent in connection therewith, Immunome shall remove any legend from the book entry position evidencing the Shares issued hereunder and Immunome will, if required by the Transfer Agent, use its commercially reasonable efforts to cause an opinion of Immunome’s counsel be provided, in a form reasonably acceptable to the Transfer Agent to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, (1) following the time the Resale Registration Statement is declared effective, or (2) if such Shares have been sold pursuant to Rule 144 or any other applicable exemption from the registration requirements of the Securities Act. If restrictive legends are no longer required for such Shares pursuant to the foregoing, Immunome shall, in accordance with the provisions of this section and within two (2) Trading Days of any request therefor from Zentalis accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions to make a new, unlegended entry for such book entry Shares. Notwithstanding the foregoing, (X) Immunome shall not be obligated to remove or cause to be removed the Lock-up Legend from the Lock-up Shares prior to the expiration of the Lock-up Period, and (Y) promptly following the one-year anniversary of the Closing, Immunome shall remove any legend from the book entry position evidencing the Shares. Zentalis agrees with Immunome that Zentalis will only sell Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Shares are sold pursuant to the Resale Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Shares as set forth in this Section 5.1(d) is predicated upon Immunome’s reliance upon this understanding.

5.2            Lock Up. Zentalis agrees that it will hold and will not sell greater than 50% of the Shares (the “Lock-up Shares”) (or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Lock-up Shares) until the six-month anniversary of the Closing Date (the “Lock-up Period”). Notwithstanding the foregoing, this Section 5.2 will not preclude (i) distributions of Lock-up Shares to general or limited partners, members, shareholder, Affiliates or wholly-owned subsidiaries of Zentalis or any investment fund or other entity controlled or managed by Zentalis; provided, in each case, that following any such transfer such Lock-up Shares will remain subject to the provisions of this Section 5.2; or (ii) transfers pursuant to a bona fide third party tender offer for all outstanding shares of Common Stock, merger, consolidation or other similar transaction made to all holders of Immunome’s securities involving a change of control of Immunome (including the entering into any lock-up, voting or similar agreement pursuant to which Zentalis may agree to transfer, sell, tender or otherwise dispose of Lock-up Shares or other such securities in connection with such transaction, or vote any Lock-up Shares or other such securities in favor of any such transaction); provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Lock-up Shares shall remain subject to the provisions of this Section 5.2. Following the expiration of the Lock-up Period, Immunome shall promptly remove, or cause to be removed, the Lock-up Legend from the Lock-up Shares.

5.3            Orderly Market. Zentalis agrees that for one year following the Closing Date (the “Orderly Trading Period”), for any transfer of Shares that exceeds 15% of the average daily trading volume of the Common Stock on Nasdaq over the five (5) Trading Day period ending on the Trading Day immediately prior to such trading date, to conduct such Share transfer as a block trade or other disposition through a market participant designated by Immunome. Notwithstanding the foregoing, this Section 5.3 will not preclude sales pursuant to a bona fide third party tender offer for all outstanding shares of Common Stock, merger, consolidation or other similar transaction made to all holders of Immunome’s securities involving a change of control of Immunome (including the entering into any lock-up, voting or similar agreement pursuant to which Zentalis may agree to transfer, sell, tender or otherwise dispose of Shares or other such securities in connection with such transaction, or vote any Shares or other such securities in favor of any such transaction).

5.4            Legends. Zentalis understands the Shares will bear the restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Shares):

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR A CERTIFICATE AND/OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Zentalis further understands the Lock-up Shares will also bear the restrictive legend in substantially the following form (the “Lock-up Legend”) (and a stop-transfer order may be placed against transfer of the Lock-up Shares):

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCK ISSUANCE AGREEMENT DATED OCTOBER 25, 2024, 2024 BETWEEN IMMUNOME, INC. AND ZENTALIS PHARMACEUTICALS, INC.

Immunome agrees to authorize and instruct the removal of any restrictive legend from the Shares in accordance with and subject to applicable securities law and the conditions set forth in Section 5.1(d).

Section 6.                Registration Rights.

6.1            Definitions. For the purpose of this Section 6:

(a)            the term “Resale Registration Statement” shall mean any registration statement required to be filed by Section 6.2 below, and shall include any preliminary prospectus, final prospectus, exhibit or amendment included in or relating to such registration statements; and

(b)            the term “Registrable Shares” means the Shares; provided, however, that a security shall cease to be a Registrable Share upon the earliest to occur of the following: (i) a Resale Registration Statement registering such security under the Securities Act has been declared or becomes effective and such security has been sold or otherwise transferred by the holder thereof pursuant to and in a manner contemplated by such effective Resale Registration Statement, (ii) such security is sold pursuant to Rule 144 under circumstances in which any legend borne by such security relating to restrictions on transferability thereof, under the Security Act or otherwise, is removed by Immunome, (iii) the first date such security is eligible to be sold pursuant to Rule 144 without any limitation as to volume of sales, holding period and without the holder complying with any method of sale requirements or notice requirements under Rule 144, or (iv) such security shall cease to be outstanding following its issuance. Notwithstanding the foregoing, no Shares shall be Registrable Shares following the three-year anniversary of the date the Mandatory Registration Statement is declared effective.

6.2            Registration Procedures. Immunome shall:

(a)            use its commercially reasonable efforts to file a Resale Registration Statement (the “Mandatory Registration Statement”) with the SEC within 30 days following the Closing Date (the “Filing Date”) to register all of the Registrable Shares on Form S-3 under the Securities Act (providing for shelf registration of such Registrable Shares under SEC Rule 415) (which, for the avoidance of doubt, if Immunome is then-eligible to make such a filing, shall be filed as an “automatic shelf registration statement” (as such term is defined under SEC Rule 405) or, if Immunome is not then eligible to use Form S-3, Form S-1); provided, that Immunome’s obligation to file a Resale Registration Statement (including the Mandatory Registration Statement) is contingent upon Zentalis furnishing in writing to Immunome such information regarding Zentalis, the securities of Immunome held by Zentalis and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by Immunome to effect the registration of such Shares in compliance with applicable securities laws and which information shall be requested by Immunome from Zentalis at least five (5) Trading Days prior to the anticipated filing date of the Resale Registration Statement; provided, further, notwithstanding the foregoing, in lieu of filing the Mandatory Registration Statement, Immunome shall be permitted to file (in its sole discretion), within 30 days following the Closing Date (i) a prospectus supplement pursuant to Rule 424(b)(7) (the “Resale Prospectus Supplement”) under the Securities Act to that certain prospectus, dated February 13, 2024, filed as part of the registration statement on Form S-3 (File No. 333-277036) of which the Resale Prospectus Supplement forms a part (the “Existing Registration Statement”), or (ii) file a post-effective amendment to the Existing Registration Statement pursuant to Rule 462 under the Securities Act, in each case, to register all of the Registrable Shares under SEC Rule 415. In the case of clause (i) above, upon the filing of the Resale Prospectus Supplement, or in the cause of clause (ii) above, upon the filing of the post-effective amendment, the Existing Registration Statement shall constitute the Mandatory Registration Statement and a Resale Registration Statement pursuant to the Stock Issuance Agreement and in each case shall be subject to the covenants set forth therein.

(b)            solely to the extent Immunome is not then-eligible file an automatic shelf registration statement (which shall become automatically effective upon its filing), use its commercially reasonable efforts to promptly cause such Mandatory Registration Statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days after the filing thereof in the event the SEC reviews and has written comments to the Resale Registration Statement and (ii) the fifth (5th) Trading Day after the date Immunome is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Registration Statement will not be “reviewed” or will not be subject to further review (the earlier of (i) and (ii), the “Effectiveness Deadline”); provided, that if such deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Trading Day;

(c)            not less than two (2) Trading Days prior to the filing of a Resale Registration Statement or any related prospectus or any amendment or supplement thereto, furnish via email to Zentalis copies of all such documents proposed to be filed (other than any document that is incorporated or deemed to be incorporated by reference therein) for review by Zentalis. Immunome shall reflect in each such document when so filed with the SEC such comments regarding Zentalis and the plan of distribution as Zentalis may reasonably and promptly propose no later than two (2) Trading Days after Zentalis has been so furnished with copies of such documents as aforesaid;

(d)            promptly prepare and file with the SEC such amendments and supplements to such Resale Registration Statements and the prospectus used in connection therewith as shall be necessary to keep such Resale Registration Statements continuously effective and free from any material misstatement or omission to state a material fact therein for so long as such Shares remain Registrable Shares, subject to Immunome’s right to suspend pursuant to Section 6.4;

(e)            furnish to Zentalis such number of copies of prospectuses in conformity with the requirements of the Securities Act as the Purchasers may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by Zentalis;

(f)            upon notification by the SEC that that the Resale Registration Statement has been declared effective by the SEC, Immunome shall, if required, file the final prospectus under Rule 424 of the Securities Act (“Rule 424”) within the applicable time period prescribed by Rule 424;

(g)            for so long as the Shares remain Registrable Shares, advise Zentalis:

(i)            within one (1) Trading Day of the effectiveness of the Resale Registration Statement or any post-effective amendments thereto;

(ii)            within five (5) Trading Days of any request by the SEC for amendments to the Resale Registration Statement or amendments to the prospectus or for additional information relating thereto;

(iii)            within one (1) Trading Day of the issuance by the SEC of any stop order suspending the effectiveness of the Resale Registration Statement or the initiation of any proceedings for such purpose;

(iv)            within one (1) Trading Day of the suspension of the qualification of the Registrable Shares for sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes; and

(v)            within one (1) Trading Day of the existence of any fact and the happening of any event that makes any statement of a material fact made in the Resale Registration Statement, the prospectus and amendment or supplement thereto, or any document incorporated by reference therein, untrue, or that requires the making of any additions to or changes in the Resale Registration Statement or the prospectus in order to make the statements therein not misleading;

(h)            cause all Registrable Shares to be listed on each securities exchange, if any, on which equity securities by Immunome are then listed; and

(i)            bear all expenses in connection with the procedures in paragraphs (a) through (i) of this Section 6.2 and the registration of the Registrable Shares on such Resale Registration Statement.

6.3            Rule 415; Cutback. If the SEC prevents Immunome from including any or all of the Registrable Shares in a Resale Registration Statement due to limitations on the use of Rule 415 under the Securities Act or requires Zentalis to be named as an “underwriter,” Immunome shall use its commercially reasonable efforts to persuade the SEC that the offering contemplated by the Resale Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that Zentalis is not an “underwriter.” In the event that, despite Immunome’s commercially reasonable efforts and compliance with the terms of this Section 6.3, the SEC refuses to alter its position, Immunome shall (i) remove from the Resale Registration Statement such portion of the Registrable Shares (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Shares as the SEC may require to assure Immunome’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that Immunome shall not agree to name Zentalis as an “underwriter” in such Registration Statement without the prior written consent of Zentalis. Zentalis acknowledges that it shall not have suffered any Losses (as defined below) as to any Cut Back Shares until the date that is five (5) Trading Days following the date that Immunome is eligible to bring effective the registration of such Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date” of such Cut Back Shares). From and after the Restriction Termination Date applicable to any Cut Back Shares, all of the provisions of this Section 6 shall again be applicable to such Cut Back Shares; provided, however, that the Filing Deadline for the Resale Registration Statement including such Cut Back Shares shall be ten (10) Trading Days after such Restriction Termination Date, and Immunome shall use commercially reasonable efforts to cause such Resale Registration Statement to become effective as promptly as practicable.

6.4            Indemnification.

(a)            Immunome agrees to indemnify and hold harmless Zentalis and its affiliates, partners, members, officers, directors, agents and representatives (each, a “Zentalis Party” and collectively the “Zentalis Parties”), to the fullest extent permitted by applicable Law, from and against any losses, claims, damages or liabilities (collectively, “Losses”) to which they may become subject (under the Securities Act or otherwise) insofar as such Losses (or actions or proceedings in respect thereof) arise out of, or are based upon, any material breach of this Agreement by Immunome or any untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or arise out of any failure by Immunome to fulfill any undertaking included in the Resale Registration Statement and Immunome will, as incurred, reimburse the Purchaser Parties for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that Immunome shall not be liable in any such case to the extent that such Loss arises out of, or is based upon: (i) an untrue statement or omission or alleged untrue statement or omission made in such Resale Registration Statement based on written information furnished to Immunome by or on behalf of Zentalis specifically for use in preparation of the Resale Registration Statement; or (ii) any breach of Section 6 of this Agreement by Zentalis; provided further, however, that Immunome shall not be liable to any Zentalis Party (or any partner, member, officer, director or controlling Person of Zentalis) to the extent that any such Loss is caused by an untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus if either (i) (A) Zentalis failed to send or deliver a copy of the final prospectus with or prior to, or such Zentalis failed to confirm that a final prospectus was deemed to be delivered prior to (in accordance with Rule 172 of the Securities Act), the delivery of written confirmation of the sale by Zentalis to the Person asserting the claim from which such Loss resulted and (B) the final prospectus corrected such untrue statement or omission, (ii) (X) such untrue statement or omission is corrected in an amendment or supplement to the prospectus and (Y) having previously been furnished by or on behalf of Immunome with copies of the prospectus as so amended or supplemented or notified by Immunome that such amended or supplemented prospectus has been filed with the SEC, in accordance with Rule 172 of the Securities Act, Zentalis thereafter fails to deliver such prospectus as so amended or supplemented, with or prior to or Zentalis fails to confirm that the prospectus as so amended or supplemented was deemed to be delivered prior to (in accordance with Rule 172 of the Securities Act), the delivery of written confirmation of the sale by Zentalis to the Person asserting the claim from which such Loss resulted or (iii) Zentalis sold Registrable Shares in violation of its covenants contained in Section 3 of this Agreement.

(b)            Zentalis agrees to indemnify and hold harmless Immunome and its officers, directors, affiliates, agents and representatives (each a “Company Party” and collectively the “Company Parties”), from and against any Losses to which the Company Parties may become subject (under the Securities Act or otherwise), insofar as such Losses (or actions or proceedings in respect thereof) arise out of, or are based upon, any material breach of this Agreement by Zentalis or untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement (or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), but only to the extent such untrue statement or omission or alleged untrue statement or omission was made based on written information furnished by or on behalf of Zentalis specifically for use in preparation of the Resale Registration Statement, and Zentalis will reimburse each Company Party for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that in no event shall any indemnity under this Section 6.4(b) be greater in amount than the dollar amount of the net proceeds received by Zentalis upon its sale of the Registrable Shares included in the Resale Registration Statement giving rise to such indemnification obligation (such amount, the “Liability Cap”).

(c)            Promptly after receipt by any indemnified Person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying Person pursuant to this Section 6.4, such indemnified Person shall notify the indemnifying Person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified Person and such indemnifying Person shall have been notified thereof, such indemnifying Person shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified Person. After notice from the indemnifying Person to such indemnified Person of its election to assume the defense thereof, such indemnifying Person shall not be liable to such indemnified Person for any legal expenses subsequently incurred by such indemnified Person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, based on the opinion of counsel, for the same counsel to represent both the indemnified Person and such indemnifying Person or any affiliate or associate thereof, the indemnified Person shall be entitled to retain its own counsel at the expense of such indemnifying Person; provided, further, that no indemnifying Person shall be responsible for the fees and expense of more than one separate counsel for all indemnified parties. The indemnifying party shall not settle an action without the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no consent shall be required if such settlement contains an unconditional release of the indemnified party from all liability arising out of such action or claim and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d)            If the indemnification provided for in this Section 6.4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable Law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other, as well as any other relevant equitable considerations; provided, that in no event shall any contribution by Zentalis hereunder be greater than the Liability Cap.

6.5            Prospectus Suspension. Zentalis acknowledges that there may be times when Immunome must suspend the use of the prospectus forming a part of the Resale Registration Statement until such time as an amendment to the Resale Registration Statement has been filed by Immunome and declared effective by the SEC, or until such time as Immunome has filed an appropriate report with the SEC pursuant to the Exchange Act. Zentalis hereby covenants that it will not sell any Registrable Shares pursuant to said prospectus during the period commencing at the time at which Immunome gives Zentalis notice of the suspension of the use of said prospectus and ending at the time Immunome gives Zentalis notice that Zentalis may thereafter effect sales pursuant to said prospectus; provided, (i) that such suspension periods shall in no event exceed (A) on more than three occasions, a period of more than thirty (30) consecutive Trading Days or (B) more than an aggregate total of sixty (60) Trading Days, in each case in any 360-day period, and (ii) the Board has reasonably determined that, in order for such Resale Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act.

6.6            Reporting Requirements.

(a)            With a view to making available the benefits of certain rules and regulations of the SEC that may at any time permit the sale of the Shares to the public without registration or pursuant to a registration statement so long as Zentalis owns Shares, Immunome agrees to use commercially reasonable efforts to:

(i)            make and keep public information available, as those terms are understood and defined in Rule 144; and

(ii)            file with the SEC in a timely manner all reports and other documents required of Immunome under the Securities Act and the Exchange Act.

Section 7.                Conditions to Closing

7.1            Conditions to Obligations of Immunome. Immunome’s obligation to complete the issuance of the Shares and deliver the Shares to Zentalis is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:

(a)            Representations and Warranties. The representations and warranties made by Zentalis in Section 3 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date, except in each case where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein) would not reasonably be expected to have a material adverse effect on Zentalis’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

(b)            Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by Zentalis on or prior to the Closing Date shall have been performed or complied with in all material respects.

(c)            Absence of Litigation. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any Governmental Authority.

(d)            Purchase Agreement. Zentalis shall have duly executed and delivered the Purchase Agreement and any ancillary agreements contemplated thereby that are required to be executed by Zentalis to Immunome, and subject to execution by Immunome, such agreements shall be in full force and effect.

(e)            Nasdaq Qualification. Nasdaq shall have raised no objection to the consummation of the transactions contemplated by this Agreement in the absence of stockholder approval of such transactions.

(f)            No Governmental Prohibition. The issuance of the Shares by Immunome, and the acquisition of the Shares by Zentalis will not be prohibited by any applicable Law or governmental order or regulation.

(g)            Officers’ Certificate. Zentalis shall have delivered to Immunome a certificate in form and substance reasonably satisfactory to Immunome and duly executed on behalf of Zentalis by an authorized officer of Zentalis, certifying that the conditions to the Closing set forth in this Section 7.1 (other than with respect to clause (e) of this Section 7.1) have been fulfilled.

7.2            Conditions to Zentalis’s Obligations at the Closing. Zentalis’s obligation to complete the acquisition of the Shares is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:

(a)            Representations and Warranties. The representations and warranties made by Immunome in Section 2 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date, except in each case where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein) would not reasonably be expected to have a Material Adverse Effect on Immunome’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

(b)            Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by Immunome on or prior to the Closing Date shall have been performed or complied with in all material respects.

(c)            Transfer Agent Instructions. Immunome will have delivered to its transfer agent irrevocable written instructions to issue the Shares to Zentalis in a form and substance acceptable to such transfer agent.

(d)            Nasdaq Qualification. Prior to the Closing Date, Immunome shall have taken all actions which are reasonably necessary, including, if applicable, providing appropriate notice to Nasdaq of the transactions contemplated by this Agreement, for the Shares to be listed on Nasdaq and shall have complied with all listing, reporting, filing and other obligations under the rules of Nasdaq and of the SEC with respect to the matters contemplated by this Agreement, and Nasdaq shall have raised no objection to the consummation of the transactions contemplated by this Agreement in the absence of stockholder approval of such transactions. The Common Stock shall not have been suspended, as of the Closing Date, by the SEC or Nasdaq from trading on Nasdaq nor shall any such suspension by the SEC or Nasdaq have been threatened, as of the Closing Date, in writing by the SEC or Nasdaq.

(e)            Absence of Litigation. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any Governmental Authority.

(f)            Purchase Agreement. Immunome shall have duly executed and delivered the Purchase Agreement and any ancillary agreements contemplated thereby that are required to be executed by Immunome to Zentalis, and subject to execution by Zentalis, such agreements shall be in full force and effect.

(g)            No Governmental Prohibition. The issuance of the Shares by Immunome, and the acquisition of the Shares by Zentalis will not be prohibited by any applicable Law or governmental order or regulation.

(h)            Officers’ Certificate. Immunome shall have delivered to Zentalis a certificate in form and substance reasonably satisfactory to Zentalis and duly executed on behalf of Immunome by an authorized officer of Immunome, certifying that the conditions to the Closing set forth in this Section 7.2 have been fulfilled.

Section 8.                Governing Law; Miscellaneous.

8.1            Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced under the substantive laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction. Immunome and Zentalis each hereby irrevocably: (i) consents to submit itself in any suit, action or proceeding arising out of or related to this Agreement to the exclusive personal jurisdiction of the courts of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in Delaware); (ii) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any action arising out of or related to this Agreement in any court other than any such court.

8.2            Waiver of Jury Trial. EACH OF IMMUNOME AND ZENTALIS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF IMMUNOME AND ZENTALIS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.3            Survival. The provisions of Section 6 and the representations and warranties of Immunome and Zentalis contained in this Agreement shall survive the Closing and delivery of the Shares.

8.4            Counterparts; Signatures. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement may be executed by an electronic scan delivered by electronic mail.

8.5            Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

8.6            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. In the event of such invalidity, the Parties will seek to agree on an alternative enforceable provision that preserves the original purpose of this Agreement.

8.7            Entire Agreement. This Agreement, together with the Purchase Agreement and the Disclosure Schedules thereto, Related Agreements, and all Exhibits and Schedules attached hereto and thereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final determination of any arbitration process or final judgment of a court of competent jurisdiction, in each case, to the extent in accordance with the terms of this Agreement, declares that any term or provision hereof is invalid or unenforceable, the arbitrators or court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.8            Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (in each case with receipt verified by electronic confirmation) or (c) one (1) Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Parties hereto):

If to Immunome, addressed to:                             Immunome, Inc.

18702 N. Creek Parkway, Suite 100

Bothel, Washington 98011

Attention: Sandra Stoneman

E-mail: [***]

with a copy:                                                                 Cooley LLP

10265 Science Center Drive

San Diego, CA 92121-1117

Attention: Tom Coll; Barbara Borden

E-mail: [***]

If to Zentalis, addressed to:                                   Zentalis Pharmaceuticals, Inc.

10275 Science Center Drive, Suite 200

San Diego, CA 92121

Attention: Andrea Paul, Chief Legal Officer
E-mail: [***]

with a copy to:                                                            Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Nathan Ajiashvili; Salvatore Vanchieri

E-mail: [***]

8.9            Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. Immunome will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Zentalis, and Zentalis will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Immunome; provided, however, that Zentalis may assign this Agreement together with all of the Shares it then owns (subject to Section 4 and Section 5) to any wholly-owned subsidiary and any such assignee may assign the Agreement together with all of the Shares it then owns (subject to Section 4 and Section 5) to Zentalis or any other subsidiary wholly-owned by Zentalis, in any such case, without such consent provided that the assignee agrees to assume Zentalis’s obligations under Section 4 and Section 5 of this Agreement.

8.10            Third Party Beneficiaries. This Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties and their respective successors and permitted assigns and nothing herein, whether express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11            Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

8.12            Headings; Interpretation. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement. Unless the context otherwise requires, the singular includes the plural, and the plural includes the singular. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive. The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. All references herein to “immediately available funds” or “$” shall be deemed to be references to the lawful money of the United States. Unless the context otherwise requires, references herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

8.13            Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.1 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific performance is an integral part of this Agreement and without that right, neither the Immunome nor Zentalis would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

8.14            Amendments and Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Immunome and Zentalis or, in the case of a waiver, the Party waiving compliance. Except as specifically set forth herein to the contrary, no delay or omission by either Party in exercising any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by one Party of any of the covenants, conditions or agreements to be performed by the other Party shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

8.15            Expenses. Except as otherwise expressly provided in this Agreement and the Purchase Agreement, whether or not the Transactions are consummated, each Party hereto will pay its own costs and expenses incurred incident to its negotiation and preparation of this Agreement, the Purchase Agreement and the Related Agreements and to its performance and compliance with all agreements and conditions contained herein and therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

8.16            Non-Reliance. Each of the Parties agrees and acknowledges that, except for the representations and warranties made by the other Party and expressly set forth in Section 2 or Section 3, as applicable, neither Party provides any warranties, whether written or oral, express or implied, under this Agreement, and each Party hereby disclaims all other warranties, whether written or oral, express and implied, including the implied warranties of merchantability, fitness for a particular purpose and freedom from infringement of third-party rights. Each of the Parties further agrees and acknowledges that, except for the representations and warranties made by the other Party and expressly set forth in Section 2 or Section 3, as applicable, none of such other Party or its Affiliates, or any of their respective representatives, or any other Person, has made or is making, and such Party has not relied upon and is not relying upon, any other representations and warranties, including any projection, forecast, statement, or information made, communicated, or furnished (whether orally or in writing) by the other Party, its Affiliates or any of their respective representatives.

[Remainder of page intentionally left blank.]

In Witness Whereof, Zentalis and Immunome have caused this Agreement to be duly executed as of the date first above written.

Zentalis Pharmaceuticals, Inc.

By:	/s/ Kimberly Blackwell
Name:	Kimberly Blackwell
Its:	Chief Executive Officer

Immunome, Inc.

By:	/s/ Clay Siegall
Name:	Clay Siegall, Ph.D.
Its:	Chief Executive Officer

[Signature page to Stock Issuance Agreement]

Appendix 1

Defined Terms

“Affiliate” of an entity means any corporation, firm, partnership or other entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with it, for so long as such control exists. An entity will be deemed to control another entity if it (i) owns, directly or indirectly, at least 50% of the outstanding voting securities or capital stock (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

“Board” means the board of directors of Immunome.

“Closing Date” means the date on which the Closing actually occurs.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” means any Federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including without limitation any arbitrator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; and (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Nasdaq” means The Nasdaq Capital Market.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Authority or other entity or organization

“Preferred Stock” means shares of Immunome’s preferred stock, par value $0.0001 per share.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Tax” means any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Authority with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Trading Day” means any day on which the primary market on which shares of Common Stock are listed is open for trading.